UNITED STATES SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549

                                    FORM 8-K

                                 CURRENT REPORT

     Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

       Date of Report (Date of earliest event reported): December 1, 2004

                           AUTO-Q INTERNATIONAL, INC.
             (Exact name of registrant as specified in its charter)


          Delaware           9974 Huntington Park Drive           98-034160
                              Strongsville, Ohio 44136


(State or other jurisdiction   (Address of Principal           (I.R.S. Employer
    of incorporation or          Executive Offices)          Identification No.)
       organization)



Registrant's telephone number, including area code: 440-759-7470
================================================================================

Item 1.01. Entry into a Material Definitive Agreement.

On December 1, 2004, Auto-Q International, Inc. (the "Company") entered into an agreement with Entertainment Is Us, Inc. ("EIU"), to issue after the Company has completed a 200-1 reverse stock split, 100,000,000 shares of its common stock, in the aggregate, to: (i) the shareholders of EIU; (ii) Mr. Roger Charles Davis; and (iii) General Corporate Services S.A., in exchange for all of the issued and outstanding shares of EIU ("Exchange Agreement"). As a result, EIU shall become wholly-owned subsidiary of the Company.

The parties to the Exchange Agreement expect to close such transaction within 45 days of the date hereof.

About EIU

EIU's sole asset is the 98.3% ownership of the Sunkyo Co. Ltd.

SUNKYO CO. LTD.

Our company, Entertainment-Is-Us, is an entertainment company that operates Pachinko parlors in Japan through our subsidiary, Sunkyo Co. Ltd. Pachinko, a kind of pinball games, is the biggest industry in the whole entertainment ones in Japan. My family has been operating the Pachinko parlor business for more

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than half a century in Shizuoka city, Japan. In our long history of the business, we have developed the business concepts.

Chairman: Noriyuki Kanayama

HISTORY OF SUNKYO CO. LTD.

The head office of Sunkyo Co. Ltd. is situated in the busy downtown street of Shizuoka city. Shizuoka city is located at the foot of Mt. Fuji and from anywhere in the city, Mt. Fuji, which changes the sights beautifully each season, can be viewed. Sunkyo Co. Ltd. was founded by Santoku Kanayama in 1949 when he opened a Pachinko parlor "Ginza Kaikan," and since then it has a long history over a half century. At first, the company was a private company owned by Kanayama family. In 1977, Sunkyo Co. Ltd. was founded and entered the real estate business formally. Sunkyo Co. Ltd. was consolidated with the U.S. public company through a reverse merger on February, 2004, and became a subsidiary of the U.S. company.

THE CURRENT SITUATION OF SUNKYO CO. LTD.

Sunkyo Co. Ltd. owns five Pachinko parlors, and in addition, operates a real state business. The lands and building for the Pachinko parlors are all its properties. Noriyuki Kanayama of CEO succeeded the business from the founder, Santoku Kanayama and worked hard on the transparent accounting and managerial shakeup, and accomplished a profitable Pachinko Parlor operation. At the same time, he entered a real estate business seriously, and turned it into a highly profitable business.

In addition to Sunkyo, Kanayama family owns Ginza Kaikan, a private limited company, which operates four Pachinko parlors and the real estate business.


CORPORATE PROFILE OF SUNKYO CO. LTD.

Head office: 2-8 Konya-cho, Shizuoka-shi, Shizuoka-ken
CEO: Noriyuki Kanayama
Shareholders:  Entertainment-Is-Us 98.3%
Ginza Kaikan  1.7
Capital:  10 million Japanese Yen
Number of employees:  73
Founded:  Jun 1, 1977
Percentage of the sales in each business:  Pachinko parlors 97.,  Real estate 3.


SUMMARY OF THE PACHINKO PARLORS BUSINESS

Kanayama family owns nine Pachinko parlors in total; five parlors operated by Sunkyo Co. Ltd. and four parlors operated by Ginza Kaikan. All parlors have same name, Ginza. They are situated in downtowns in Shizuoka city that is a key area of the city, and because of this strong defense policy they have prevented the emergence of other parlors. This is a Sunkyo's core competence.

The parlors have installed about 4,000 Pachinko machines in total; about 2,600 machines in the parlors operated by Sunkyo Co. Ltd., others in the parlors operated by Ginza Kaikan. For the type of machines, they install 65% of Pachinko machines and 35% of Pachislot machines. Their business hour is from 9:00 to 22:30 and they operate 340 days in a year. Pachinko machines have been exchanged to 150% of the new machines every year. In Shizuoka prefecture, there are 52

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Pachinko parlors, and Kanayama family takes up more than 20% share of sales figures in all of them.

Our basic business policy is "we are deeply involved in our local community and create parlors loved by the local people". With this policy, we emphasize the services to our customers and training to our managers and staff for the management of the parlors. We are aiming to communicate with our customers by calling our first names. That is, the business strategy of Sunkyo Co. Ltd. is having steady customers by offering personalized services to the customers and thoroughly seeking the customers' satisfactions.

To pursue this strategy, we run spot TV commercials, which cost about 100 million Japanese Yen a year, in the four local televisions. The TV commercials are run intensively at the end of the year, the beginning of the year, Golden Week holidays of May, and summer holidays. This efforts on advertisement play a important part in increasing the sales and profit figures of Sunkyo Co. Ltd.

SUMMARY OF THE REAL ESTATE BUSINESS

Sunkyo Co. Ltd. owns the land and buildings of the Pachinko parlors, two commercial buildings, one building that holds 30 one-room condominiums and 15 parking lots in Shizuoka city.


Item 9.01 Financial Statements and Exhibits

The required audited financial statements shall be filed within 71 days of the date of this current report.

Exhibit 99.01 Share Exchange Agreement between Auto-Q International, Inc. and Entertainment Is Us, Inc., dated September 4, 2004


SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Auto-Q International Corp.

Date: December 2, 2004


/s/ Dr. David F. Hostelley
-----------------------------
Dr. David F. Hostelley,
President